Exhibit 5.1

1717 Arch St, Suite 2800, Philadelphia, PA 19103 • (215) 267-3001

August 18, 2025

Board of Directors

Gaming and Leisure Properties, Inc.

GLP Capital, L.P.

845 Berkshire Blvd. Suite 200

Wyomissing, Pennsylvania 19610

Ladies and Gentlemen:

This firm has acted as Pennsylvania counsel to Gaming and Leisure Properties, Inc., a Pennsylvania corporation (the “Parent Guarantor”), and GLP Capital, L.P., a Pennsylvania limited partnership (the “Operating Partnership”), in connection with the Underwriting Agreement, dated as of August 13, 2025 (the “Underwriting Agreement”), by and among the Parent Guarantor, the Operating Partnership, GLP Financing II, Inc., a Delaware corporation (the “Co-Issuer” and, together with the Operating Partnership, the “Issuers”), and Wells Fargo Securities, LLC, Citizens JMP Securities, LLC, Fifth Third Securities, Inc. and Truist Securities, Inc., as representatives of the several underwriters named in Schedule 1 thereto, relating to the proposed issuance and sale by the Issuers of (i) $600,000,000 aggregate principal amount of 5.250% Senior Notes due 2033 (the “2033 Notes”), and (ii) $700,000,000 aggregate principal amount of 5.750% Senior Notes due 2037 (the “2037 Notes” and, together with the 2033 Notes, the “Notes”), and the guarantees of the Notes (the “Guarantees”) by the Parent Guarantor, pursuant to that certain prospectus supplement dated August 13, 2025 and the accompanying base prospectus dated May 1, 2025 (such documents, collectively, the “Prospectus”) that form part of the registration statement on Form S-3ASR (the “Registration Statement”) filed by the Parent Guarantor and the Issuers with the Securities and Exchange Commission on May 1, 2025, under the Securities Act of 1933, as amended (the “Act”). The Notes are to be issued pursuant to an Indenture, dated as of October 30, 2013 (the “Original Indenture”), by and among the Parent Guarantor, the Issuers, and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture, dated as of March 28, 2016 (together with the Original Indenture, the “Base Indenture”), by and among the Issuers and the Trustee, as supplemented by, in the case of the 2033 Notes, a Fifteenth Supplemental Indenture (the “Fifteenth Supplemental Indenture”) and, in the case of the 2037 Notes, a Sixteenth Supplemental Indenture (together with the Fifteenth Supplemental Indenture, the “Supplemental Indentures”), each to be entered into by the Parent Guarantor, the Issuers, and the Trustee. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including electronic copies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.

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polsinelli.com

Board of Directors

Gaming and Leisure Properties, Inc.

GLP Capital, L.P.

August 18, 2025

For purposes of this opinion letter, without limiting any other exceptions or qualifications set forth herein, we have assumed that (i) each of the Trustee and the Co-Issuer has and, upon execution of each Supplemental Indenture, will have, all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Base Indenture and the Supplemental Indentures, and the Trustee has complied with all legal requirements pertaining to its status as such status relates to the Trustee’s right to enforce the Base Indenture and Supplemental Indentures against the Parent Guarantor and the Operating Partnership, (ii) each of the Trustee and the Co-Issuer has authorized, executed and delivered the Base Indenture and has authorized and will duly execute and deliver each Supplemental Indenture, (iii) each of the Trustee and the Co-Issuer is validly existing and in good standing in all necessary jurisdictions, (iv) the Base Indenture constitutes and, upon its execution, each Supplemental Indenture will constitute valid and binding obligations, enforceable against the Trustee and the Co-Issuer in accordance with their terms, (v) there has been no, and in the case of the Supplemental Indentures, there will be no, mutual mistake of fact or misunderstanding, or fraud, duress or undue influence, in connection with the negotiation, execution or delivery of the Base Indenture or the Supplemental Indentures, and the conduct of all parties to the Base Indenture and, upon execution, each Supplemental Indenture has complied and will comply with any requirements of good faith, fair dealing and conscionability, and (vi) there are, have been and will be no agreements or understandings among the parties, written or oral, and there is, has been and will be no usage of trade or course of prior dealing among the parties (and no act or omission of any party) that would, in either case, define, supplement or qualify the terms of the Base Indenture or, upon its execution, each Supplemental Indenture. We also have assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter.

This opinion letter is based as to matters of law solely on applicable provisions of the following, as currently in effect: (1) as to the opinions expressed in paragraphs (a) and (c), the Pennsylvania Business Corporation Law of 1988, as amended; and (2) as to the opinions expressed in paragraphs (b) and (d), the Pennsylvania Uniform Limited Partnership Act of 2016, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon, subject to and limited by the assumptions, qualifications, exceptions, and limitations set forth in this opinion letter, we are of the opinion that:

(a) The Parent Guarantor is validly subsisting as a corporation in good standing as of the date hereof under the laws of the Commonwealth of Pennsylvania.

(b) The Operating Partnership is validly subsisting as a limited partnership in good standing under the laws of the Commonwealth of Pennsylvania.

(c) The Parent Guarantor has the corporate power to execute and deliver the Guarantees, and the Guarantees have been duly authorized by the Parent Guarantor.

Board of Directors

Gaming and Leisure Properties, Inc.

GLP Capital, L.P.

August 18, 2025

(d) The Operating Partnership has the limited partnership power to execute and deliver the Notes, and the Notes have been duly authorized by the Operating Partnership.

This opinion letter has been prepared for use in connection with the filing by the Parent Guarantor of a Current Report on Form 8-K relating to the entry into the Underwriting Agreement, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter. The foregoing notwithstanding, to the extent our opinions relate to matters of Pennsylvania law, Goodwin Procter LLP may rely on our opinions in rendering its opinions to the addressees of this opinion letter on the date hereof, provided that the full text of Goodwin Procter LLP’s opinion letter states that our opinions speak only as of the date hereof and that no such reliance will have any effect on the scope, phrasing or originally intended purpose of our opinions.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Polsinelli PC

Polsinelli PC